SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT



          Pursuant to Section 13 or 15(d) of The Securities Act of 1934



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        Date of Report (Date of earliest event reported) August 28, 1996



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                             B.M.J. Financial Corp.
             (Exact name of registrant as specified in its charter)



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         New Jersey                    0-13440                  22-2474875
(State or other jurisdiction         (Commission             (I.R.S. Employer
  of Incorporation)                  File Number)            Identification No.)



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243 Route 130, Bordentown, New Jersey                               08505
(Address of principal executive offices)                           (Zip Code)



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Registrant's telephone number, including area code              (609) 298-5500

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Item 5.           Other Information

                  On August 28, 1996, B.M.J. Financial Corp. ("Registrant" or "B.M.J.") and Summit Bancorp ("Summit") entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, (I) the merger of B.M.J. into Summit (the "Merger") and (ii) the exchange of each outstanding share of the Common Stock of B.M.J. ("B.M.J. Common") for 0.56 share of the Common Stock of Summit ("Summit Common") and cash in lieu of any fractional shares of Summit Common, all upon the satisfaction of the terms and conditions set forth in the Merger Agreement, including the receipt of approval from the shareholders of B.M.J. and the Board of Governors of the Federal Reserve System.

                  In connection with the execution of the Merger Agreement, B.M.J. and Summit entered into the B.M.J. Financial Corp. Stock Option Agreement, pursuant to which B.M.J. granted to Summit an option to purchase, under certain circumstances, up to 1,490,000 shares of B.M.J. Common at an exercise price equal to last sale price of the B.M.J. Common on the trading day immediately preceding the date of the Merger Agreement.

                  B.M.J. operates The Bank of Mid-Jersey and is headquartered in Bordentown, New Jersey. B.M.J. has $650 million in assets, and operates twenty-two community branches in Burlington, Mercer, Ocean and Somerset Counties, New Jersey.

Item 7.           Financial Statements and Exhibits

(c)               Exhibits:

                  Exhibit No.               Description
                  -----------               -----------

                     (10)(t) Agreement and Plan of Merger, dated August 28, 1996, between B.M.J. Financial Corp. and Summit Bancorp.

                     (10)(u) B.M.J. Financial Corp. Stock Option Agreement, dated August 29, 1996, by and between B.M.J. Financial Corp. and Summit Bancorp.

                     (10)(v)  News Release dated August 29, 1996.
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Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                    B.M.J. Financial Corp.




Date:    September 13, 1996                    By: /s/Edwin W. Townsend
                                                   --------------------
                                                   Edwin W. Townsend
                                                   Chairman of the Board